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FOR IMMEDIATE RELEASE	CONTACT:	Media
Kenth Kaerhoeg
Tel: +1 (404) 676-2683
pressinquiries@na.ko.com

Investors
Jackson Kelly
Tel: +1 (404) 676-7563

THE COCA-COLA COMPANY TO REFILE
HART-SCOTT-RODINO PRE-MERGER NOTIFICATION

ATLANTA, Aug. 24, 2010 – The Coca-Cola Company (NYSE: KO) announced today that it has withdrawn and will refile its notification and report form filed with the Federal Trade Commission (FTC) in order to provide the FTC additional time to review the Company's proposal to acquire Coca-Cola Enterprises' (CCE) North American bottling business.
The Coca-Cola Company originally filed its required notification with the FTC on June 30.  Following discussions with the U.S. competition authorities, the Company withdrew its notifications and report form on July 30 and refiled it on Aug. 2, in order to allow more time for the competition authorities to review the proposed transaction. Similarly, the withdrawal today and the planned refiling on Aug. 26 will allow the authorities additional time to review the proposed transaction. These actions are normal parts of the approval process of major proposed transactions.
Upon refiling of the notification and report form, the FTC will have a 30-day period in which to determine whether to issue a Request for Additional Information or close its investigation.
The Coca-Cola Company remains committed to working cooperatively with the FTC as the commission conducts its review of the proposed transactions and continues to expect completion of the transaction in the fourth quarter of 2010, in line with the timeline originally provided.
About The Coca-Cola Company and CCE Transaction
In February, The Coca-Cola Company and CCE announced that they entered into definitive agreements enabling the Company to acquire CCE's North American bottling business, and for CCE to acquire the Company's bottling operations in Norway and Sweden. Additionally, CCE will have the right to acquire The Coca-Cola Company's majority interest in its German bottler.  At the close of the acquisition of CCE’s North American bottling business, Coca-Cola Refreshments USA, Inc. will integrate four business components into a 21st-century bottling and customer service operation in both the U.S. and Canada. The four components are: (1) CCE North America; (2) CCNA Foodservice; (3) the Minute-Maid/Odwalla Juice business; and (4) CCNA Supply Chain Operations.  Also, following the closing, a newly reshaped Coca-Cola North America will provide franchise leadership and consumer marketing for the Company’s flagship operation.  For more information about The Coca-Cola Company-CCE transaction, please access our transaction specific website at www.kosystemevolution.com.

About The Coca-Cola Company
The Coca-Cola Company (NYSE: KO) is the world’s largest beverage company, refreshing consumers with more than 500 sparkling and still brands. Along with Coca-Cola®, recognized as the world’s most valuable brand, the Company’s portfolio includes 12 other billion dollar brands, including Diet Coke®, Fanta®, Sprite®, Coca-Cola Zero®, vitaminwater®, Powerade®, Minute Maid®, Simply® and Georgia®. Globally, we are the No. 1 provider of sparkling beverages, juices and juice drinks and ready-to-drink teas and coffees. Through the world’s largest beverage distribution system, consumers in more than 200 countries enjoy the Company’s beverages at a rate of 1.6 billion servings a day. With an enduring commitment to building sustainable communities, our Company is focused on initiatives that protect the environment, conserve resources and enhance the economic development of the communities where we operate. For more information about our Company, please visit our website at www.thecoca-colacompany.com.

The Coca-Cola Company Forward-Looking Statements
This press release may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company’s historical experience and our present expectations or projections. These risks include, but are not limited to, obesity and other health concerns; scarcity and quality of water; changes in the nonalcoholic beverages business environment, including changes in consumer preferences based on health and nutrition considerations and obesity concerns; shifting consumer tastes and needs, changes in lifestyles and competitive product and pricing pressures; impact of the global credit crisis on our liquidity and financial performance; increased competition; our ability to expand our operations in developing and emerging markets; foreign currency exchange rate fluctuations; increases in interest rates; our ability to maintain good relationships with our bottling partners; the financial condition of our bottling partners; increases in income tax rates  or changes in income tax laws; increases in indirect taxes or new indirect  taxes; our ability and the ability of our bottling partners to maintain good labor relations, including the ability to renew collective bargaining agreements on satisfactory terms and avoid strikes, work stoppages or labor unrest; increase in the cost, disruption of supply or shortage of energy; increase in cost, disruption of supply or shortage of ingredients or packaging materials; changes in laws and regulations relating to beverage containers and packaging, including container deposit, recycling, eco-tax and/or product stewardship laws or regulations; adoption of significant additional labeling or warning requirements; unfavorable general economic conditions in the United States or other major markets; unfavorable economic and political conditions in international markets, including civil unrest and product boycotts; changes in commercial or market practices and business model within the European Union; litigation uncertainties; adverse weather conditions; our ability to maintain brand image and corporate reputation as well as other product issues such as product recalls; changes in legal and regulatory environments; changes in accounting standards and taxation requirements; our ability to achieve overall long-term goals; our ability to protect our information systems; additional impairment charges; our ability to successfully manage Company-owned bottling operations; the impact of climate change on our business; global or regional catastrophic events; risks related to our pending acquisition of Coca-Cola Enterprises Inc.'s North American business operations; and other risks discussed in our Company’s filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Coca-Cola Company undertakes no obligation to publicly update or revise any forward-looking statements.

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